EX-99.2(g)

                          INVESTMENT ADVISORY AGREEMENT


          THIS INVESTMENT ADVISORY AGREEMENT is made as of the ___ day of August, 2001, by and between Lazard Alternative Strategies Fund, L.L.C., a Delaware limited liability company (the "Company"), and Lazard Alternatives, LLC, a Delaware limited liability company (the "Investment Adviser").

          WHEREAS, the Company intends to engage in business as a closed-end, non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

          WHEREAS, the Company desires to retain the Investment Adviser to render investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

          WHEREAS, the Investment Adviser desires to be retained to perform such services on said terms and conditions:

          NOW, THEREFORE, in consideration of the terms and conditions hereinafter contained, the Company and the Investment Adviser agree as follows:

          1. The Company hereby retains the Investment Adviser to act as its investment adviser and, subject to the supervision and control of the Board of Managers of the Company (the "Board of Managers"), to manage the investment activities of the Company as hereinafter set forth. Without limiting the generality of the foregoing, the Investment Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Company in a manner consistent with the investment objective, policies and restrictions of the Company, as set forth in the Confidential Memorandum of the Company and as may be adopted from time to time by the Board of Managers, and applicable laws and regulations; determine the securities and other investments to be purchased, sold or otherwise disposed of by the Company and the timing of such purchases, sales and dispositions; invest discrete portions of the Company's assets (which may constitute, in the aggregate, all of the Company's assets) in unregistered and registered investment funds or other investment vehicles ("Portfolio Funds"), which are managed by investment managers ("Portfolio Managers"), including Portfolio Managers for which separate investment vehicles have been created by the Company in which the Portfolio Managers serve as general partners or managing members and the Company is the sole investor; allocate to Portfolio Managers who are retained by the Company assets of the Company to be managed as separate managed accounts ("Portfolio Accounts"); and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Company, as the Investment Adviser shall deem necessary or appropriate. The Investment Adviser shall furnish to or place at the disposal of the Company such of the information, evaluations, analyses and opinions formulated or obtained by

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the Investment Adviser in the discharge of its duties as the Company may, from time to time, reasonably request.

          2. Without limiting the generality of paragraph 1 hereof, the Investment Adviser shall be authorized to open, maintain and close accounts in the name and on behalf of the Company with brokers and dealers as it deems appropriate; to pursue and implement the investment policies and strategies of the Company using a multi-manager strategy whereby some or all of the Company's assets may be committed from time to time by the Investment Adviser to Portfolio Funds or to the discretionary management of one or more Portfolio Managers, the selection of which shall be subject to the approval of the Board of Managers in accordance with requirements of the 1940 Act and the approval of a majority (as defined in the 1940 Act) of the Company's outstanding voting securities, unless the Company receives an exemption from the provisions of the 1940 Act requiring such approval by security holders; and to identify appropriate Portfolio Funds and Portfolio Managers and determine the assets to be committed to each of them.

          3. The Investment Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Investment Adviser or furnished to the Company under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Investment Adviser shall be deemed to include persons employed or otherwise retained by the Investment Adviser or made available to the Investment Adviser by its members.

          4. The Company will, from time to time, furnish or otherwise make available to the Investment Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Company as the Investment Adviser may reasonably require in order to discharge its duties and obligations hereunder.

          5. The Investment Adviser shall bear the cost of rendering the services to be performed by it under this Agreement.

          6. In consideration of the services provided to the Company by the Investment Adviser under this Agreement, Lazard Alternative Strategies Holdings, L.L.C., shall be entitled to be the Special Member of the Company (the Special Member") pursuant to the terms of the Limited Liability Company Agreement of the Company (the "L.L.C. Agreement") and to receive incentive allocations in accordance with the terms and conditions of Section 5.8 of the L.L.C. Agreement (the "Incentive Allocation"). The Special Member's right to receive the Incentive Allocation will end upon the termination of this Agreement. The Incentive Allocation, if any, will be computed and credited to the capital account of the Special Member as provided by the L.L.C. Agreement.

          7. The Investment Adviser will use its best efforts in the supervision and management of the investment activities of the Company and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Investment Adviser, its members, their respective directors, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (collectively, the "Affiliates") shall not be liable to the Company for any error of

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judgment for any mistake of law or for any act or omission by the Investment
Adviser or any of the Affiliates.

          8. (a) The Company shall indemnify the Investment Adviser, its members, their respective directors, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties with respect to the Company, except those resulting from the willful misfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling conduct"). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Managers who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board of Managers in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Company shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of such performance or non-performance; PROVIDED, HOWEVER, that the determination to make any such advance shall be preceded by a reasonable determination reached by either (A) a vote of a majority of the Managers who are not parties to the preceding or (B) legal counsel selected by a vote of a majority of the Board of Managers in a written advice, that the indemnified person ultimately will be found entitled to indemnification. The Investment Adviser agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Company for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this paragraph 8.

               (b) Notwithstanding any of the foregoing to the contrary, the provisions of this paragraph 8 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, imposes liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph 8 to the fullest extent permitted by law.

          9. Nothing contained in this Agreement shall prevent the Investment Adviser or any affiliated person of the Investment Adviser from acting as investment adviser or manager for any other person, firm or corporation and, except as required by applicable law (including Rule 17j-1 under the 1940 Act), shall not in any way bind or restrict the Investment Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Investment


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Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

          10. This Agreement shall remain in effect for an initial term of two years from the date of its execution, and shall continue in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the outstanding voting securities of the Company, as defined by the 1940 Act and the rules thereunder, or by the Board of Managers; and provided that in either event such continuance is also approved by a majority of the Managers who are not parties to this Agreement or "interested persons" (as defined by the 1940 Act) of any such party (the "Independent Managers"), by vote cast in person at a meeting called for the purpose of voting on such approval. The Company may at any time, without payment of any penalty, terminate this Agreement upon sixty days' prior written notice to the Investment Adviser, either by majority vote of the Board of Managers or by the vote of a majority of the outstanding voting securities of the Company (as defined by the 1940 Act and the rules thereunder). The Investment Adviser may at any time, without payment of penalty, terminate this Agreement upon sixty days' prior written notice to the Company. This Agreement shall automatically terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission.

          11. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

          12. This Agreement may be amended only by the written agreement of the parties. Any amendment shall be required to be approved by the Board of Managers and by a majority of the Independent Managers in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder. If required by the 1940 Act, any amendment shall also be required to be approved by such vote of members of the Company as is required by the 1940 Act.

          13. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          14. The Company represents that this Agreement has been duly approved by the Board of Managers, including a majority of the Independent Managers, and by the sole initial member of the Company, in accordance with the requirements of the 1940 Act.

          15. The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Managers, members of the Company or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                              LAZARD ALTERNATIVE STRATEGIES FUND, L.L.C.


                              By: Lazard Alternative Strategies Holdings, L.L.C.
                                  Organizational Member

                              By:
                                 --------------------------------
                              Name:  Michael S. Rome
                              Title:  Managing Director
                              Date:
                                   ------------------------------


                              LAZARD ALTERNATIVES, LLC

                              By:
                                 --------------------------------
                              Name:  Michael S. Rome
                              Title:  Managing Director

                              Date:
                                   ------------------------------